EXHIBIT 4.1

COMMON STOCK	COMMON STOCK
CERTIFICATE

SHARES

OTTAWA SAVINGS BANCORP, INC.

ORGANIZED UNDER THE LAWS OF THE UNITED STATES

[SPECIMEN]

is the owner of:

FULLY PAID AND NONASSESSABLE SHARES OF COMMON STOCK $0.01 PAR VALUE

PER SHARE OF OTTAWA SAVINGS BANCORP, INC.

a subsidiary stock holding company organized under the laws of the United States.

The shares represented by this certificate are transferable only on the stock transfer books of Ottawa Savings Bancorp, Inc. (the “Company”) by the holder of record hereof, or by his duly authorized attorney or legal representative, upon the surrender of this certificate properly endorsed. This certificate and the shares represented hereby are issued and shall be held subject to all the provisions of the Charter of the Company and any amendments thereto (copies of which are on file with the Corporate Secretary of the Company), to all of which provisions the holder by acceptance hereof, assents.

The shares evidenced by this certificate are not a deposit account, and are not federally insured or guaranteed by the Federal Deposit Insurance Corporation.

IN WITNESS WHEREOF, OTTAWA SAVINGS BANCORP, INC. has caused this certificate to be executed by the signatures of its duly authorized officers and has caused its corporate seal to be hereunto affixed.

Dated:		[SEAL]
	President and Chief Executive Officer		Corporate Secretary